Exhibit 99

Investor Contact:

Richard E. Fish

Chief Financial Officer

256-382-3827

Richard.fish@deltacom.com

ITC^DeltaCom, Inc. Withdraws

Senior Secured Notes Offering

Huntsville, Ala.—(February 10, 2010)— ITC^DeltaCom, Inc. (OTC: ITCD.OB) announced today that, in light of current market conditions, it is withdrawing its previously announced private offering of senior secured notes to institutional investors. “The proposed transaction was intended to opportunistically refinance our existing indebtedness with fixed rate senior secured notes,” commented Richard Fish, ITC^DeltaCom’s Chief Financial Officer. “When we initially embarked on this process, the anticipated cost of capital for the new senior secured notes was in the range of 9% to 9.5%. However, as a result of the significantly weaker market conditions that have occurred over the last several days, the pricing on the new senior secured notes would have increased by an additional 2% to 2.5%. Clearly, given that the company’s current cost of capital is approximately 5%, the operational flexibility that would have been provided by the new senior secured notes is significantly outweighed by the estimated new cost of capital. Accordingly, the proposed refinancing is unattractive at this time.”

ABOUT ITC^DELTACOM, INC.

ITC^DeltaCom, Inc., headquartered in Huntsville, Alabama, provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and other communications providers in the southeastern United States. ITC^DeltaCom offers a comprehensive suite of voice and data communications services, including local, long distance, broadband data, Internet connectivity, wireless voice and data services, and customer premise equipment. ITC^DeltaCom is one of the largest competitive telecommunications providers in its primary eight-state region. For more information about ITC^DeltaCom, visit ITC^DeltaCom’s web site at http://www.deltacom.com.